UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

___________________

Shenandoah Telecommunications Company

————————————————————————

(Exact name of registrant as specified in its charter)

__________________

Virginia	0-9881	54-1162807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Shentel Way P.O. Box 459 Edinburg, VA	22824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 984-4141

Not applicable

————————————————

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities;

As previously disclosed on a Form 8-K dated November 30, 2006, the Company issued a Press Release and provided its employees a Questions & Answers list discussing various changes to its defined benefit and defined contribution retirement plans, an early retirement offer made to a number of its employees, and the potential for a reduction in force of up to 50 positions depending, in part, on the number of employees accepting the early retirement offer. At that time, the Company was not able to estimate the costs associated with the various changes contemplated in those materials. Since then, the period of time to accept the early retirement offer has passed, and the Company is now able to make certain estimates related to these changes.

The Company offered early retirement to 58 employees. During December 2006, seven employees accepted the offer, and during January 2007, an additional 25 employees accepted, for a total of 32 retirees. The retirement dates for these employees have been scheduled to occur no later than April 30, 2007. Included in the Company’s fourth quarter 2006 and first quarter 2007 results of operations will be approximately $0.4 million and $2.0 million, respectively, in special termination benefits associated with the early retirement offer. These costs include the increase in benefits payable under the pension plan (up to an additional 5 years of age and service), plus up to 12 weeks of “transition” pay, and the estimated cost of Company contributions towards medical insurance coverage through age 65.

In connection with the freeze of the defined benefit pension plans, the Company recognized a reduction in 2006 pension expenses of approximately $1 million, representing $1.8 million in gains on the curtailment of future benefits, offset by $0.8 million in accelerated amortization of unrecognized pension costs. Total pension costs included in the 2006 results of operations were approximately $0.7 million.

As a result of changes in the discount rate used to calculate benefits (resulting primarily from the change to a near-term payout from a long-term payment horizon) due to the expected settlement of the pension plans in the third quarter of 2007, the Company recorded approximately $3.0 million in actuarial losses in the plans as of December 31, 2006. Under pension accounting rules, these losses were reflected in other comprehensive income at December 31, 2006, and will be recorded in results of operations largely at the time of the actual settlement of the plans.

In connection with the changes in the pension plans, the Company chose to expand contributions to employees’ accounts in the defined contribution plans. The Company estimates the additional cost of the expanded contributions to the defined contribution plans will be approximately the same as the expected annual cost of the defined benefit plans had the plans been continued.

Following the expiration of the election period for the Early Retirement Program, the Company finalized a review of its staffing needs and determined that additional non-vacant positions would be eliminated. Some of the employees whose positions have been eliminated were offered the opportunity to transfer to a vacant position for which they are qualified, and the Company notified ten individuals, including three employed on a temporary basis, that their employment was terminated. The Company expects to pay out approximately $148,000 in severance benefits to these employees. Based on positions on the 2006 payroll, as a result of the Early Retirement Program, attrition and the additional terminations, net of those positions the Company intends to refill, the net reduction in the Company’s workforce is 47. The estimated savings due to this reduction is expected to be approximately $1.6 million in 2007.

As a result of the changes outlined above, the Company will incur approximately $5.5 million in costs, of which $0.4 million was expensed in fiscal year 2006 and the remainder will be recorded in fiscal year 2007. The Company will disburse cash totaling $1.8 million for these actions, including approximately $1.4 million to be disbursed in 2007 and an additional $0.3 million in subsequent years for the Company’s contributions to the early retirees’ medical insurance coverage.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHENANDOAH TELECOMMUNICATIONS COMPANY
(Registrant)

February 27, 2007	/s/ Earle A. MacKenzie
Executive Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)

3